CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 41 to Registration Statement No. 2-62329 of BlackRock Bond Fund, Inc. on Form N-1A of our report dated November 22, 2006, appearing in the 2006 Annual Report of BlackRock Funds Taxable Bond Portfolios on Form N-CSR, relating to the Total Return (formerly Core PLUS Total Return) Portfolio, for the year ended September 30, 2006. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accountant” and “Financial Statements” in the Statement of Additional Information, all of which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

September 20, 2007